Exhibit (a)(1)(D)

ILLUMIN HOLDINGS INC.

SUPPLEMENT NO. 1
TO THE OFFER TO PURCHASE FOR NOT MORE THAN $40,000,000 UP TO 15,810,276 OF ITS COMMON SHARES AT A PURCHASE PRICE OF NOT LESS THAN $2.53 AND NOT MORE THAN $2.65 PER COMMON SHARE

The date of this Supplement No. 1 to the Offer to Purchase is August 9, 2023

illumin Holdings Inc. (“illumin” or the “Corporation”) hereby amends and supplements its offer to purchase, dated July 27, 2023 (the “Original Offer to Purchase”, and together with this supplement, as the same may be further amended or supplemented form time to time, the “Offer to Purchase”), for cancellation up to 15,810,276 common shares of the Corporation (the “Shares”) for an aggregate purchase price not exceeding $40,000,000, upon the terms and subject to the conditions described in the Original Offer to Purchase and the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). The Original Offer to Purchase is hereby supplemented by this Supplement No. 1 (this “Supplement No. 1”) (which together with the Original Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery, as they may hereafter be amended or supplemented from time to time, constitute the “Offer”), which contains a description of certain amendments that are being made hereby. Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Original Offer to Purchase.

The information, terms and conditions of the Offer set forth in the Original Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement No. 1. Where information in the Original Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 shall govern.

GENERAL – DOLLAR AMOUNTS

Shareholders are urged to take note that all dollar references in the Offer are in Canadian dollars ($) except where otherwise indicated. For greater clarity, dollar references to U.S. dollars are expressed as “US$”.

GENERAL – NASDAQ DELISTING

Shareholders should note that, regardless of the success of the Offer, the Corporation also has re-evaluated the continued benefits and costs of its listing on Nasdaq and has concluded that it is appropriate to delist from Nasdaq as soon as practical following the expiry of the Offer. The Corporation currently expects that the delisting will be effective prior to the open of trading on September 11, 2023. The Corporation expects that its Shares will be eligible for quotation on the OTC Markets following such delisting and that U.S. Shareholders should be able to trade in the Shares on both the OTC Markets as well as the TSX following any such delisting.

OFFER TO PURCHASE – CONDITIONS OF THE OFFER

The lead-in to the first paragraph under the heading “Conditions of the Offer” of the Offer to Purchase is hereby amended and restated as follows:

“The Offer is not conditional on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, illumin shall not be required to accept for purchase, to purchase or to pay for any Shares tendered, and may withdraw, extend or vary the Offer or may postpone the acceptance for payment of or the payment for Shares tendered (subject to Exchange Act Rule 13e-4(f)(5), which requires that illumin must return Shares tendered promptly after termination or withdrawal of the Offer), if, at any time before the Expiration Date, any of the following events shall have occurred (or shall have been determined by illumin to have occurred) which, in the Corporation’s sole judgment, acting reasonably, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:”

Condition (c) in the first paragraph under the heading “Conditions of the Offer” of the Offer to Purchase is hereby amended and restated as follows:

“(c) there shall have occurred (i) any general suspension of trading in securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States, Spain or Mexico, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any material change in short term or long term interest rates, (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in our sole judgment, acting reasonably, has or may have a material adverse effect on the Corporation’s business, operations or prospects or the trading in, or value of, Shares, (vii) any decline in any of the S&P/TSX Composite Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on July 25, 2023, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;”

The second paragraph under the heading “Conditions of the Offer” of the Offer to Purchase is hereby amended and restated as follows:

“The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole judgment, acting reasonably, or may be waived by the Corporation, in its sole judgment, acting reasonably, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law.”

OFFER TO PURCHASE – TAKING UP AND PAYMENT FOR TENDERED SHARES

The third paragraph under the heading “Taking Up and Payment for Tendered Shares” of the Offer to Purchase is hereby amended and restated as follows:

2

“The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under “Offer to Purchase – Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary.”

The ninth paragraph under the heading “Taking Up and Payment for Tendered Shares” of the Offer to Purchase is hereby amended and restated as follows:

“The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in Canadian dollars, representing the cash payment (less applicable withholding taxes, if any) for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes.”

CIRCULAR – BACKGROUND TO THE OFFER

The following paragraph shall be inserted as a new fifth paragraph under the heading “Background to the Offer” of the Circular:

“Independently of its determination to proceed with the Offer, the Corporation also has re-evaluated the continued benefits and costs of its listing on Nasdaq and has concluded that it is appropriate to delist from Nasdaq as soon as practical following the expiry of the Offer. The decision to delist from Nasdaq is not conditional on the making or the success of the Offer. Accordingly, the Board did not consider the delisting when determining to approve the Offer other than noting that the Offer provides U.S. Shareholders with an opportunity for liquidity at a premium well in advance of such delisting from Nasdaq. The Corporation expects that its Shares will be eligible for quotation on the OTC Markets following such delisting and that U.S. Shareholders should be able to trade in the Shares on both the OTC Markets as well as the TSX following any such delisting, whether they decide not to tender into the Offer or whether they tender but remain Shareholders due to pro ration if the Offer is oversubscribed.”

Factor (c) under the existing fifth paragraph under the heading “Background to the Offer” of the Circular is hereby amended and restated as follows:

“(c) the financial advice of Canaccord Genuity as to the proposed timing and structure of the Offer, including observations regarding the prevalence of “Dutch auction” structures for substantial issuer bids amongst North American issuers, and typical pricing parameters used in precedent transactions;”

3

The Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the Offer. Any questions or requests for assistance regarding the Offer or this Supplement may be directed to the Depositary at the addresses and telephone numbers and email specified below. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer or this Supplement. Additional copies of the Offer to Purchase and this Supplement, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

TSX Trust Company

By Mail

301 – 100 Adelaide St W

Toronto, ON M5H 4H1

Attention: Corporate Actions

By Hand, Courier or Registered Mail

301 – 100 Adelaide St W

Toronto, ON M5H 4H1

Attention: Corporate Actions

Inquiries

Telephone: 416-342-1091

Toll Free: 1-866-600-5869

E-mail: tsxtis@tmx.com

The Dealer Managers for the Offer are:

In Canada: Canaccord Genuity Corp. 40 Temperance Street, Suite 2100 Toronto, Ontario M5H 0B4 Email: ecm@cgf.com	In the United States: Canaccord Genuity LLC 99 High Street, 12th Floor Boston, MA 02110 Email: ecm@cgf.com

4